June 13, 2022

Attention: Mr S Vizirgianakis

Letter of Offer

We the above-mentioned company Medinotec Incorporated, would like to make the following offer as discussed.

1. Basic Remuneration Package of $0 per year.

The package and the term of service will be subject to change upon review by the remuneration committee once a bench marking report have been created and the committee will then award a market related balanced remuneration package. A formal contract will be issued at this stage.

Please note this letter of offer is only valid for 72 hours.

Date of commencement June 13, 2022

The duties and responsibility of the position would be as that of Non-Executive Officer on the Board of Medinotec Inc.

We trust the offer meets with your expectations and would like to welcome you to the Medinotec Group.

Yours Sincerely

/s/ Gregory Vizirgianakis

Gregory Vizirgianakis (CEO)